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                                                                      EXHIBIT 12


                        GTE CORPORATION AND SUBSIDIARIES
        Statements of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)

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                                                                                                Years Ended December 31,
                                                               Nine Months Ended   ----------------------------------------------
                                                               September 30, 1999  1998       1997       1996      1995      1994
                                                               ------------------  ----       ----       ----      ----      ----
  (Dollars in Millions)
Net Earnings available for fixed charges:
 Income before extraordinary charges                                $3,056       $2,492     $2,794     $2,798    $2,538    $2,441
 Add (deduct):
  -Income taxes                                                      1,753         1,553      1,624      1,614     1,466     1,532
  -Interest expense                                                    992         1,397      1,283      1,146     1,151     1,139
  -Capitalized interest (net of amortization)                           (8)           (7)       (13)       (35)      (23)       (6)
  -Preferred stock dividends of Parent                                   -             -          -          -         6        10
  -Dividends on preferred securities of subsidiaries                    72            98        101        106        98        18
  -Additional income requirement on preferred dividends of               2             5          7         10        10        12
    subsidiaries
  -Minority interests                                                   26           199        155        149       145       140
  -Portion of rent expense representing interest                        99           155        133        131       128       140
                                                                    ------        ------     ------     ------    ------    ------


                                                                     5,992         5,892      6,084      5,919     5,519     5,426
 Deduct - Minority interests                                           (37)         (329)      (280)      (263)     (246)     (243)
                                                                    ------        ------     ------     ------    ------    ------
Adjusted earnings                                                   $5,955        $5,563     $5,804     $5,656    $5,273    $5,183
                                                                    ======        ======     ======     ======    ======    ======


Fixed charges:
  Interest expense                                                  $  992        $1,397     $1,283     $1,146    $1,151    $1,139
  Dividends on preferred securities of subsidiaries                     72            98        101        106        98        18
  Additional income requirement on preferred dividends of                2             5          7         10        10        12
   subsidiaries
  Portion of rent expense representing interest                         99           155        133        131       128       140
                                                                    ------        ------     ------     ------    ------    ------
                                                                     1,165         1,655      1,524      1,393     1,387     1,309
  Deduct - Minority interests                                          (25)          (60)       (66)       (68)      (70)      (68)

                                                                    ------        ------     ------     ------    ------    ------
Adjusted fixed charges                                              $1,140        $1,595     $1,458     $1,325    $1,317    $1,241
                                                                    ======        ======     ======     ======    ======    ======

RATIO OF EARNINGS TO FIXED CHARGES                                    5.22 (a)      3.49 (b)   3.98       4.27      4.00      4.18

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(a)  Excluding pretax special items of $(1,026) million, or $(605) million after-tax, the Company's ratio of earnings to fixed charges for the nine months ended September 30, 1999 would have been 4.32.

(b) Excluding pretax special items of $755 million, or $482 million after-tax, the Company's ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 3.96.